FORM OF SECURED CONVERTIBLE PROMISSORY NOTE DUE 12-31-13

No. ___

NEITHER THESE SECURITIES NOR THE SHARES INTO WHICH THEY MAY BE CONVERTED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND ARE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "**SECURITIES ACT**"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE

FOR VALUE RECEIVED, the undersigned, Inergetics, Inc., (**"Debtor"**) hereby promises to pay to the order of ____________________________________ (**"Holder"**), at ________________ ________________ (or such other place as Holder may direct from time to time), whose fax no. is ________________, in lawful money of the United States of America and in immediately available funds, the principal amount of ____________________________Dollars ($____.00) and all accrued but unpaid interest thereon on December 31, 2013 (the "**Maturity Date**").

This Note is one of a series of Secured Convertible Promissory Notes DUE December 31, 2013 (the "**Notes**") being issued pursuant to a plan of financing and debt restructuring (the "**Transactions**") as set forth in the Summary Of Debt Reorganization and Financing dated May 4, 2011 (the "**Summary**"), a copy of which is attached hereto as Annex B. All of the Notes are secured by a first lien and security interest in substantially all of the assets of Debtor and Millennium Biotechnologies, Inc. ("**Guarantor**"), pari passu with certain other secured debt set forth in the Security Agreement among Debtor, Guarantor and the Collateral Agent (as defined below) ("**Security Agreement**"). Holder of this Note, by acceptance of this Note, and the holders of the other Notes, by their acceptance of such Notes, have designated Ken Sadowsky, Leon Frenkel and Seahorse Enterprises LLC (i) as their representative (the "**Noteholder Representative**"), for purposes of declaring a default (and enforcement of all rights) under this Note and the other Notes; and (ii) as Collateral Agent under the terms of the Security Agreement.

1. Interest. Interest shall be computed on the unpaid principal amount at the per annum rate of ten percent (10%); provided, in the event of the Declaration of Default as defined hereunder, the principal balance shall bear interest from the date of such Declaration until the date of actual payment at the per annum rate of fifteen percent (15%). All interest payable hereunder shall be computed on the basis of actual days elapsed and a year of 360 days.

2. Installment Payments. Installment payments of interest on the outstanding principal shall be paid as follows: semi-annually in shares of common stock of Debtor (the "**Common Stock**") valued at 90% of the average of the last ten Trading Day closing price per share prior to the interest due date (each, an "**Interest Due Date**"). Installment interest payments are payable commencing November 1, 2011 and on May 1 and November 1 of each year thereafter. Once

Debtor achieves $1,000,000 in "**Net Income**" in any 12 month period, it will start to repay outstanding principal at the rate of 2.5% per quarter. "Net Income" means Sales, less (i) Cost of Goods Sold, (ii) Selling, General and Administrative Expenses and (iii) Interest Expense. All unpaid principal and accrued but unpaid interest shall be due and payable in full on the Maturity Date.

3. Prepayment. Debtor may, from time to time, prepay all or any portion of this Note without the prior consent of Holder upon at least ten (10) Business Days' prior written notice.

4. Guaranty. Payment in full of this Note in accordance with its terms is guaranteed by Guarantor.

5. Conversion.

(a) Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, the outstanding principal amount of this Note and any accrued but unpaid interest shall be convertible, in whole or in part, into shares of Common Stock at the option of Holder, at any time and from time to time. Holder shall effect conversions by delivering to Debtor a notice of conversion, the form of which is attached hereto as Annex A (a "**Notice of Conversion**"), specifying therein the amount of principal and accrued but unpaid interest of this Note to be converted and the date on which such conversion shall be effected (such date, the "**Conversion Date**"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, Holder shall not be required to physically surrender this Note to Debtor unless the entire principal amount of this Note has been so converted. Conversions of principal hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. Holder and Debtor shall maintain records showing the principal and interest amount(s) converted and the date of such conversion(s), which records shall be reconciled by Debtor and Holder in writing (by facsimile, e-mail or other written form) after each such conversion. Debtor may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. **Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the principal of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.**

(b) Conversion Price. The conversion price for conversion of principal in effect on any Conversion Date (the "**Conversion Price**") per share, subject to adjustment as provided below, shall be the volume weighted average price ("**VWAP**") of the Common Stock for the ten Trading Day period commencing on the fifth trading day after the date of the first public announcement of the Transactions described in the Summary in a Current Report on Form 8-K (or other applicable form). Notwithstanding the foregoing, the Conversion Price (after taking into account the one-for-eighty reverse-split of the Common Stock approved in May 2011) shall not be greater than $0.2 nor less than $0.08. "**VWAP**" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange (an "**Exchange**") as defined in the Securities Exchange Act of 1934, as amended (the "**1934 Act**"), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Exchange as reported by Bloomberg

L.P., (b) if the Common Stock is quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by holders of a majority of principal amount of the outstanding Notes and reasonably acceptable to the Company. Computation of the amount of shares of Common Stock to be issued upon conversion of any accrued but unpaid interest shall be made in the same manner as installment payments of interest are calculated in Section 2 above utilizing the most recently passed Interest Due Date.

(c) Mechanics of Conversion.

(i) Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion of Principal hereunder shall equal the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (x) the Conversion Price. Such number, plus the number of shares of Common Stock issuable upon conversion of accrued but unpaid interest in accordance with Section 5(b) above, the "**Conversion Shares**".

(ii) Delivery of Certificate Upon Conversion. Not later than ten (10) Trading Days after each Conversion Date (the "**Share Delivery Date**"), Debtor shall deliver, or cause to be delivered, to Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of this Note. "**Trading Day**" means a day on which the principal Trading Market is open for business, and, if the Common Stock is not then listed or quoted for trading on a Trading Market, Trading Day shall mean a Business Day. "**Trading Market**" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets. "**Business Day**" means any day except Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(iii) Reservation of Shares Issuable Upon Conversion. Debtor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the outstanding principal amount of this Note. Debtor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. Debtor shall not be required to issue fractions of shares upon conversion hereunder. If any fraction of a share would, except for the provisions of

this Section, be issuable upon conversion hereunder, Debtor shall issue one whole share in lieu of such fraction.

(v) Transfer Taxes. Debtor will pay any documentary stamp taxes attributable to the initial issuance of Conversion Shares issuable upon the conversion of this Note; provided, however, that Debtor shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Conversion Shares in a name other than that of the registered holder of this Note in respect of which such shares are issued. Holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

(d) Certain Conversion Restrictions. The number of shares of Common Stock that may be acquired by Holder upon any conversion of the principal amount of the Note shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by Holder and its Affiliates (as such term is defined in Rule 405 under the Securities Act), and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder's for purposes of Section 13(d) of the 1934 Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) or provide Holder with greater than 9.99% of the voting power of Debtor's voting securities. For such purposes, the beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the Holder that it has evaluated the limitations set forth in this Section 5(d) and has determined that issuance of the full number of the Conversion Shares issuable in respect of such Conversion Notice does not violate the restrictions contained in this Section 5(d). Holder may waive the conversion limitation described in this Section 5(d), in whole or in part, upon and effective after 61 days prior written notice to Debtor.

6. Conversion Price Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 6.

(a) Stock Dividends and Splits. If Debtor, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 6(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Antidilution Adjustment of Conversion Price upon Issuance of Common Stock. If at any time this Note is outstanding, Debtor issues or sells, or in accordance with this Section 6(b) is deemed to have issued or sold, any shares of Common Stock, with the exception of

Excluded Stock (as defined below), for a consideration per share (the "**New Securities Issuance Price**") less than the Conversion Price in effect immediately prior to such time (each such sale or issuance, a "**Dilutive Issuance**"), then concurrent with such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. "**Excluded Stock**" means the issuance of Common Stock (a) upon exercise or conversion of any options, warrants or other securities outstanding or pursuant to written contracts or agreements as of the date of this Note (provided that such exercise, conversion or issuance occurs in accordance with the terms thereof, without amendment or modification), (b) the issuance of Common Stock or grant of options to employees, officers or directors of Debtor pursuant to a stock option plan or other stock plan duly approved by Debtor's stockholders and adopted by Debtor's Board of Directors, (c) the issuance of Common Stock or grant of options in exchange for the fair value of services provided to Debtor by sales or marketing consultants pursuant to written agreements duly approved by Debtor's Board of Directors including a majority of Debtor's independent directors (d) the issuance any securities pursuant to the Transactions as set forth in the Summary, including, but not limited to, the issuance of the Notes, Common Stock as interest under the Notes or dividends under preferred stock, equity securities (including preferred stock) and other securities convertible into or exercisable for Common Stock or other securities (that are convertible into or exercisable for Common Stock) or (e) pursuant to a Strategic Financing (as defined below). A "**Strategic Financing**" means the issuance of Common Stock or any right to acquire Common Stock in connection with any acquisition by Debtor or Guarantor, by whatever means, of any business, assets or technologies, or, with regard to Debtor or Guarantor, to any vendor, customer, lease or similar arrangement, the primary purpose of which is not to raise funds. For purposes of determining the adjusted Conversion Price under this Section 6(b), the following shall be applicable:

(i) Issuance of Convertible Securities. If Debtor in any manner issues or sells any securities or instruments of debt or equity convertible into or exercisable for shares of Common Stock other than Excluded Stock ("**Convertible Securities**") and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Conversion Price in effect immediately prior to such Dilutive Issuance, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by Debtor at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 6(b)(i), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by Debtor with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or upon conversion, exchange or exercise of such Convertible Securities.

(ii) Calculation of Consideration Received. If any Common Stock or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by Debtor therefor. If any Common Stock or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by Debtor will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by

Debtor will be the arithmetic average of the closing price of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by Debtor and Collateral Agent (the "**Required Holders**") in good faith. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "**Valuation Event**"), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by Debtor and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by Debtor and the Required Holders.

7. Default.

(a) Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "**Event of Default**", and collectively as "**Events of Default**":

(i) Debtor fails to pay any amount due hereunder which default continues uncured for more than five (5) business days following the due date thereof;

(ii) Debtor or Guarantor dissolves or suspends or discontinues doing business or becomes unable, or admits in writing its inability, to pay its debts as they mature;

(iii) Debtor or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the indebtedness due to them;

(iv) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against a Debtor or Guarantor or all or any part of their properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Debtor or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner; or

(v) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Debtor or Guarantor or for all or any part of their property.

(b) Declaration of Default. Following the occurrence of an Event of Default, the Noteholder Representative, upon a vote or written instruction of holders of Notes representing the majority in dollar amount of the outstanding principal balance of all the Notes, shall declare the Notes to be in default by serving on Debtor a written notice thereof (the "**Declaration of Default**") in which event the entire principal balance, together with accrued interest, shall be

immediately due and payable. The Noteholder Representative is designated on behalf of Holder and on behalf of all other holders of the Notes to pursue such action or enforcement procedures as it shall deem appropriate to enforce the rights of the holders of the Notes under the Notes and the Security Agreement.

8. Miscellaneous.

(a) Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Note, and no consent to any departure by Debtor here from, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Other Rights. No failure to exercise, and no delay in exercising on the part of Holder of, any right, power or privilege under this Note shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Holder herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c) Binding Effect; Successors and Assigns. This Note and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Debtor shall not have the right to assign or transfer this Note or its rights or obligations hereunder or any interest herein without the prior written consent of Holder.

(d) Governing Law. This Note shall be a contract made under and governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. All obligations of Debtor and rights of Holder expressed herein shall be in addition to and not in limitation of those provided by applicable law.

(e) Maximum Interest Rate. This Note is subject to the express condition that at no time shall Debtor be obligated or required to pay interest on the principal balance at a rate which would subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate which Debtor are permitted by law to contract or agree to pay. If by the terms of this Note Debtor is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance.

(f) Notices. All notices and other communications provided to any party hereto under this Note shall be in writing (including telex or facsimile) and addressed or delivered to such party at its address set forth herein:

If to Holder:	To the address on the first page of this Note.
If to Debtor and/or Guarantor:	Inergetics, Inc. 205 Robin Road, Suite 222 Paramus, NJ 07652 Attn: President Fax No. (908) 604-2545 Millennium Biotechnologies, Inc. 205 Robin Road, Suite 222 Paramus, NJ 07652 Attn: President Fax No. (908) 604-2545

or at such other address as may be designated by such party from time to time in a notice complying with the terms of this section. Any notice shall be deemed given upon receipt.

(g) Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Note that is prohibited by, unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition, unenforceability or invalidity, without invalidating the remainder of such provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

(h) Captions. Section captions used in this Note are for convenience of reference only and shall not affect the construction of this Note.

(i) Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Note.

(j) WAIVER OF JURY TRIAL. HOLDER BY ACCEPTANCE OF THIS NOTE, DEBTOR AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ENTERING INTO THIS NOTE.

[signature page follows]

[Secured Promissory Note Signature Page]

IN WITNESS WHEREOF, Debtor has caused this Note to be duly executed as of the date first written above.

INERGETICS, INC.

By:____________________________
Name: Mark C. Mirken
Title: Chief Executive Office

Guaranty

The undersigned hereby guarantees payment in full of the foregoing Note in accordance with its terms.

MILLENNIUM BIOTECHNOLOGIES, INC.

By:____________________________
Name: Mark C. Mirken
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or accrued but unpaid interest under the 10% Secured Convertible Promissory Note due December 31, 2013 of Inergetics, Inc., a Delaware corporation (the "Company"), into shares of common stock, $0.001 par value per share (the "Common Stock"), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ________________________

Principal Amount of Note to be Converted: ____________

Amount of Accrued but Unpaid Interest
to be Converted: ____________

Number of shares of Common Stock to be issued: _______

Signature: ______________________________________

Name: ____

Address: _______________________________________

ANNEX B

SUMMARY

[See attached Summary]